Exhibit 10.2

EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT, dated as of September 26, 2008 (this “Agreement”), between SIRIUS XM RADIO INC., a Delaware corporation (the “Company”), and James J. Rhyu (the “Employee”).

          In consideration of the mutual covenants and conditions set forth herein, the Company and the Employee agree as follows:

          1.      Employment. Subject to the terms and conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts employment with the Company.

          2.      Duties. (a) The Employee shall be employed in the capacity of Senior Vice President and Chief Accounting Officer of the Company. The Employee shall perform such activities and duties as the Company shall, from time to time, reasonably specify and direct.

          (b)      The Employee shall generally perform his duties and conduct his business at the offices of the Company in Washington, DC.

          3.      Term. The term of this Agreement shall commence on September 26, 2008 and end on September 25, 2011, unless terminated earlier pursuant to the provisions of Section 6 (the “Term”).

          4.      Annual Base Salary. (a) During the Term, the Employee shall be paid an annual base salary of $325,000 (the “Base Salary”), subject to any increases that the Company shall approve; provided that, consistent with state and federal law and the Company’s policies, the Company reserves the right to (i) require that any leave, including Family Medical Leave Act leave, be unpaid, (ii) require the Employee to exhaust any paid leave available to the Employee, such as sick pay, vacation or short term disability benefits, during any leave and for any absence or inability to work due to illness, injury or disability, and (iii) make lawful deductions from the Employee’s salary for any period where the Employee is unable to work or absent from work, and for which no such paid benefits are available. All amounts paid to the Employee under this Agreement shall be in U.S. dollars. The Base Salary shall be paid at least monthly and, at the option of the Company, may be paid more frequently.

          (b)      All compensation paid to the Employee hereunder shall be subject to any payroll and withholding deductions required by any applicable law, including, without limitation, federal, state and local income tax withholding, federal unemployment tax and social security (FICA).

          5.      Additional Compensation, Expenses and Benefits. (a) During the Term, the Company shall reimburse the Employee for all reasonable and necessary business expenses incurred and advanced by him in carrying out his duties under this Agreement. The Employee shall present to the Company an itemized account of such expenses in such form as may be required by the Company from time to time.

          (b)      During the Term, the Employee shall be entitled to participate in any benefit plans, programs and policies which may be made available to the officers of the Company generally, including, without limitation, medical, dental and life insurance; provided that the Employee shall participate in any stock option or stock purchase or compensation plan currently in effect or subsequently established by the Company to the extent, and only to the extent, authorized by the plan document or by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof.

          (c)     During the Term, the Employee shall be entitled to participate in any bonus plans generally offered to employees at the same level. Bonuses are subject to satisfaction of objectives established by the Board, and the Compensation Committee thereof, and may be paid in the form of cash, stock options, restricted stock, restricted stock units or other securities of the Company. It is currently the Company’s practice to pay any annual bonus one half in cash and one half in restricted stock units that vest approximately one year from the date of issue so long as the Employee remains an employee of the Company on that date. The Employee shall not be entitled to any guaranteed bonus.

          (d)      The Employee shall be entitled to carry forward any unused vacation balance he has accrued while an employee of XM Satellite Radio Inc. as of the date of this Agreement to the same extent that other employees of XM Satellite Radio Inc. are entitled to carry forward unused vacation days.

          6.      Termination. The date upon which this Agreement is deemed to be terminated in accordance with any of the provisions of this Section 6 is referred to herein as the “Termination Date.”

          (a)      The Company has the right and may elect to terminate the Employee for Cause at any time. For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following:

          (i)      a breach by the Employee of (A) the terms of this Agreement or (B) his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board, if any such material breach described in clause (A) or clause (B) remains uncured after thirty days have elapsed following the date on which the Company gives the Employee written notice of such breach;

          (ii)      a breach by the Employee of any duty referred to in clause (i) above with respect to which at least one prior notice was given under clause (i);

          (iii)      any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar intentional misconduct by the Employee involving the Company or any of its affiliates;

          (iv) the conviction or the plea of nolo contendere or the equivalent in respect of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element;

          (v) any damage of a material nature to any property of the Company or any of its affiliates caused by the Employee’s willful misconduct or gross negligence;

          (vi) the Employee’s failure to comply with (A) the policies and procedures of the Company in effect from time to time, other than inadvertent failures which do not have an adverse effect on the Company; or (B) the Company’s reasonable written instructions within five days after delivery to the Employee of such written instructions; or

          (vii) conduct by the Employee that, in the reasonable good faith written determination of the Company, demonstrates unfitness to serve as an officer of the Company or its affiliates, including, without limitation, (A) the repeated nonprescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance; or (B) a finding by the Company or any judicial or regulatory authority that the Employee committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment applicable to the business of the Company or any of its operating subsidiaries.

Termination of the Employee for Cause pursuant to this Section 6(a) shall be communicated by a Notice of Termination. This Agreement shall terminate on the date specified in such Notice of Termination.

          (b) (i) This Agreement and the Employee’s employment hereunder shall terminate upon the death of the Employee.

               (ii) If the Employee is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period, and the Company, in its reasonable judgment, determines that the exigencies created by the Employee’s disability are such that termination is warranted, the Company shall have the right and may elect to terminate the services of the Employee by a Notice of Disability Termination. For purposes of this Agreement, a “Notice of Disability Termination” shall mean a written notice which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under this Section 6(b)(ii). For purposes of this Agreement, no such purported termination by the Company shall be effective without such Notice of Disability Termination. This Agreement shall terminate on the day after such Notice of Disability Termination is received by the Employee.

          (c) (i) If the Employee resigns for Good Reason on or before July 27, 2009, the Employee will be entitled to the benefits set forth in Section 6(e). Good Reason shall mean the occurrence (without the Employee’s written consent referencing this Agreement) of any of the following acts or failures to act by the Company:

          (A)      the assignment to the Employee of any duties inconsistent with the Employee’s status as Chief Accounting Officer of the Company;

          (B)     a substantial adverse alteration in the Employee’s title or in the nature or status of the Employee’s responsibilities; provided that any such alteration shall not constitute Good Reason if the scope of the Employee’s duties is substantially expanded by reason of an increase in the Company’s size;

          (C)     a reduction by the Company in the Base Salary or as the same may be increased from time to time;

          (D)      the relocation of the Employee’s principal place of employment to a location more than 35 miles from the Employee’s principal place of employment as of the date of this Agreement or the Company’s requiring the Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof), except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations; or

          (E)      the failure by the Company to pay to the Employee any portion of the Base Salary or annual bonus when due.

In no event will the Employee have reason to terminate employment for Good Reason unless such act or failure to act results in a material negative change to the Employee’s employment that has not been cured within 30 days after a Notice of Termination for Good Reason is delivered by the Employee to the Company. The Employer’s right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver or rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that the Employee provides the Company a written notice of Termination for Good Reason within ninety (90) days following the occurrence of the event or July 27, 2009, whichever occurs earlier.

          (ii)      Should the Employee wish to resign from his position with the Company during the Term, but after July 27, 2009, the Employee shall give fourteen days prior written notice to the Company. Failure to provide such notice shall entitle the Company to terminate this Agreement effective on the last business day on which the Employee reported for work at his principal place of employment with the Company. The Agreement will terminate on the effective date of the resignation as defined above, however, the Company may, at its sole discretion, request that the Employee perform no job responsibilities and cease his active employment immediately upon receipt of the notice.

          (d)      The Company shall have the absolute right to terminate the Employee’s employment without Cause at any time. If the Company elects to terminate the Employee without Cause, the Company shall give seven days written notice to the Employee. This Agreement shall terminate seven days following receipt of such notice by the Employee, however, the Company, at its sole discretion may request that the Employee cease active employment and perform no more job duties immediately upon provision of such notice to the Employee.

          (e) (i) If the employment of the Employee is terminated without Cause or the Employee resigns for Good Reason on or before July 27, 2009:

          (A)     In lieu of any further salary payments to the Employee for periods subsequent to the Termination Date and in lieu of any severance benefit otherwise payable to the Employee, the Company shall pay to the Employee a lump sum severance payment, in cash, equal to two times the sum of (1) the Employee’s base salary as in effect immediately prior to the Termination Date or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (2) the Employee’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Termination Date or, if higher, the fiscal year in which the first event or circumstance constituting Good Reason occurred.

          (B)     For the twenty-four (24) month period immediately following the Termination Date, the Company shall arrange to provide the Employee and his dependents health, medical, dental, and similar health insurance benefits substantially similar to those provided to the Employee and his dependents immediately prior to the Termination Date or, if more favorable to the Employee, those provided to the Employee and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Employee than the after-tax cost to the Employee immediately prior to such date or occurrence; provided that, unless the Employee consents to a different method, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Employee pursuant to this Section 6(e)(i)(B) shall be reduced to the extent benefits of the same type are received by or made available to the Employee during the twenty-four (24) month period following the Employee’s termination of employment (and any such benefits received by or made available to the Employee shall be reported to the Company by the Employee); provided, that the Company shall reimburse the Employee for the excess, if any, of the after-tax cost of such benefits to the Employee over such cost immediately prior to the Termination Date or, if more favorable to the Employee, the first occurrence of an event or circumstance constituting Good Reason. Amounts reimbursed to the Employee in one taxable year may not affect the amounts eligible for reimbursement in any other taxable year.

          (C)      Notwithstanding any provision of any annual or long term incentive plan to the contrary, the Company shall pay to the Employee a lump sum amount, in cash, equal to the sum of (1) any unpaid incentive compensation which has been allocated or awarded to the Employee for a completed fiscal year or other measuring period preceding the Termination Date under any such plan and which, as of the Termination Date, is contingent only upon the continued employment of the Employee to a subsequent date, and (2) a pro rata portion to the Termination Date of the aggregate value of all contingent cash incentive compensation awards to the Employee for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Employee would have earned on the last day of the performance award period, assuming the achievement, at the target level, of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the Termination Date by the total number of months contained in such performance award period.

          (D)      The Company shall provide the Employee with outplacement services suitable to the Employee’s position for a period of two years or, if earlier, until the first acceptance by the Employee of an offer of employment.

          (ii)      Notwithstanding any other provisions of this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Section during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the Employee’s “separation from service” within the meaning of Section 409A of the Code.

          (iii)      (A) In the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received or to be received in connection with the termination of the Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments specified in Section 6(e) (the “Severance Payments”), being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to an excise tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that the Employee may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

          (B)      For purposes of determining whether and the extent to which the Total Payments will be subject to excise tax and the amount of such excise tax, (1) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (2) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and the Company, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (3) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this Section 6(e)(iii), (1) the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) except to the extent that the Employee otherwise notifies the Company, the Employee shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

          (C)      At the time that payments are made under this Agreement, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Employee objects to the Company’s calculations, the Company shall pay to the Employee such portion of the Severance Payments (up to 100% thereof) as the Employee determines is reasonably necessary to result in the proper application of subsection (1) of this Section 6(e)(iii).

          (iv)      The Company also shall pay to the Employee all legal fees and expenses incurred by the Employee in disputing in good faith any issue hereunder relating to the termination of the Employee’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

          (v)      Notwithstanding the foregoing, the Company’s obligations to pay or provide any benefits pursuant to Section 6(e) shall (A) cease as of the date the Employee breaches any of the provisions of Section 8 or 9 of this Agreement and (B) be conditioned upon the Employee executing and delivering a separation agreement and release of claims against the Company in a form agreeable to the Company.

          (vi)      The payments provided in Sections 6(e)(i)(A) and (C) shall be made not later than the fifth day following the date on which the release described in Section 6(e)(v) becomes irrevocable.

          (f)      If the employment of the Employee is terminated without Cause during the Term, but after July 27, 2009, then the Employee shall be entitled to (i) receive severance (in addition to any salary, benefits or other sums due the Employee through the Termination Date), in the form of salary continuation, for a period of one year after the Termination Date at a rate equal to his base salary in effect on the Termination Date; (ii) receive, on the date that annual bonuses are next paid by the Company to employees, 100% of any annual bonus, including the cash value of any securities, that the Employee would have been entitled to with respect to the calendar year in which the Termination Date occurs; and (iii) the continuation, at the Company’s expense (by direct payment, not reimbursement to the Employee) of medical and dental insurance benefits, on the same terms as provided by the Company for active employees, under the Consolidated Omnibus Reconciliation Act of 1985 for one year following the Termination Date. The Company’s obligations under this Section 6(f) shall be conditioned upon the Employee executing and delivering a separation agreement, and release of claims against the Company in a form agreeable to the Company.

          7.      Right of First Refusal. (a) The Employee acknowledges and agrees that five percent (5%) of the base salary received under this Agreement is being paid in consideration of the Employee’s agreement that during the Term, the Employee will not negotiate, or allow any other person or entity to enter or negotiate on the Employee’s behalf, any oral or written agreement for the Employee’s services, give or accept an option for the Employee’s services, give or accept an option or receive future rights of any kind to provide the Employee’s services to any person or entity whatsoever, including, without limitation, services to be performed after the Term.

          (b)      The Employee agrees to immediately notify the Company in writing of all offers of employment, whether oral or in writing, received by the Employee from any third party during the Term.

          (c)     If the Company desires to continue to utilize the Employee’s services after the expiration of this Agreement, the Company shall so notify the Employee, in writing, prior to the expiration of this Agreement. Upon such written notification the Employee shall negotiate in good faith exclusively with the Company concerning continuation of the Employee’s employment with the Company following expiration of this Agreement. Nothing contained herein shall relieve the Employee of his or her non-compete and/or right-of-first-refusal obligations contained in this Agreement.

          8.      Nondisclosure of Confidential Information. (a) The Employee acknowledges that in the course of his employment he will occupy a position of trust and confidence. The Employee shall not, except as may be required to perform his duties or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information.

          (b)      “Confidential Information” shall mean information about the Company’s business and operations that is not publicly disclosed by the Company and that was learned by the Employee in the course of his employment by the Company, including, without limitation, any proprietary knowledge, business plans, business strategies, patents, trade secrets, data, formulae, information and client and customer lists and all papers and records (including computer records) of the documents containing such Confidential Information. Confidential Information shall not include information that becomes public other than through disclosure by the Employee or information the Employee is required to disclose by law or legal process. The Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. The Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon as possible thereafter, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company or prepared by the Employee in the course of his employment by the Company.

          (c)      The provisions of this Section 8 shall survive any termination of this Agreement.

          9.      Covenant Not to Compete; Matching Right. (a) For one year following the end of the Term (the “Restricted Period”), the Employee will not, directly or indirectly, enter into the employment of, render services to, or otherwise assist, any person or entity engaged in any operations in North America principally involving the transmission or production of radio entertainment programming or that competes with any material aspect of the business of the Company (each, a “Competitor”). Without limiting the generality of the foregoing, the Employee agrees that during the Restricted Period, the Employee will not call on or otherwise solicit business or assist others to solicit business from any of the customers or potential customers of the Company as to any product or service that competes with any product or service provided or marketed by the Company at the end of the Term. The Employee agrees that during the Restricted Period he will not solicit or assist others to solicit the employment of or hire any employee of the Company without the prior written consent of the Company.

          (b)      During the Restricted Period, the Employee shall also not agree to enter into the employment of or perform services for any Competitor following the Restricted Period unless the Employee has first offered to enter into an agreement for his services with the Company on terms and conditions at least as favorable to the Company as those offered to the Employee by such Competitor. The Company shall have seven days from receipt of notice from the Employee of any such offer within which to notify the Employee of the Company’s election to accept said offer. Notice to the Company of any such offer must be in writing, set forth all details of such offer and contain the signature of both the offeror and offeree, acknowledging the validity of the offeror’s offer and the offeree’s willingness to accept such offer. The Company shall be deemed to have accepted the Employee’s offer by acceptance of all terms thereof that are reducible to a determinable amount of money. If the Company does not accept any offer of which the Employee duly notifies the Company, and the Employee does not enter into the employ of or provide services for the third party on the terms and conditions set forth in said offer, the terms of this Section shall apply to any subsequent offer to or by the Employee during the Restricted Period.

          10.      Termination of Prior Employment. As of the date of this Agreement, the Employee voluntarily resigns his employment with XM Satellite Radio Holdings Inc. and XM

Satellite Radio Inc. (collectively, “XM”). The Employee acknowledges that any employment agreement or Change in Control Severance Agreement with XM (“XM Agreement”) is extinguished and superseded by this Agreement, and the Employee waives, releases and forever discharges XM, and their predecessors, successors, and assigns, if any, as well as its and their officers, directors and employees, stockholders, agents, servants, representatives, and attorneys, and the predecessors, successors, heirs and assigns of each of them (collectively “Released Parties”), from any and all grievances, claims, demands, causes of action, obligations, damages and/or liabilities of any nature whatsoever, whether known or unknown, suspected or claimed, which the Employee ever had, now has, or claims to have against the Released Parties, by reason of any act or omission occurring before the date of this Agreement, including, without limiting the generality of the foregoing, any and all claims arising out of any alleged contract of employment or severance plan or agreement, including any XM Change in Control Severance Agreement, whether written, oral, express or implied, or any federal, state or local civil or human rights or labor law, ordinances, rules, regulations, guidelines, statutes, common law, contract or tort law, arising out of or relating to the Employee’s employment with and/or separation from XM, and/or any events occurring at the time of or prior to the execution of this Agreement. Notwithstanding the above, it is the intent of the Company and the Employee that any restricted stock or stock options granted to the Employee pursuant to the 1998 Shares Award Plan or 2007 Stock Incentive Plan (collectively “XM Plans”), will continue to vest on the same terms and conditions provided in such XM Plans and applicable grant agreement as if he had continued to be employed with XM during the Term.

          11.      Remedies. The Employee and Company agree that damages for breach of any of the covenants under Sections 8 and 9 above will be difficult to determine and inadequate to remedy the harm which may be caused thereby, and therefore consent that these covenants may be enforced by temporary or permanent injunction without the necessity of bond. The Employee believes, as of the date of this Agreement, that the provisions of this Agreement are reasonable and that the Employee is capable of gainful employment without breaching this Agreement. However, should any court or arbitrator decline to enforce any provision of Section 8 or 9 of this Agreement, this Agreement shall, to the extent applicable in the circumstances before such court or arbitrator, be deemed to be modified to restrict the Employee’s competition with the Company to the maximum extent of time, scope and geography which the court or arbitrator shall find enforceable, and such provisions shall be so enforced.

          12.      Indemnification. The Company shall indemnify the Employee to the full extent permitted by the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the laws of the State of Delaware in connection with his activities as an employee and/or officer of the Company.

          13.      Modification. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the party against whom enforcement thereof is sought.

          14.      Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

          15.     Assignment. The Employee may not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company.

          16.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the successors in interest of the Employee and the Company.

          17.     Notice. All notices and other communications required or permitted hereunder shall be made in writing and shall be deemed effective when delivered personally or by facsimile transmission (with confirmation of the transmission obtained by the sender), one day after delivery to a nationally recognized overnight courier with next day delivery specified and five days after mailing by registered or certified mail:

if to the Company:

Sirius XM Radio Inc.
1221 Avenue of the Americas
36th Floor
New York, New York 10020
Attention: General Counsel
Telecopier: (212) 584-5353

if to the Employee:

Address on file in the offices
of the Company

or to such other person or address as either of the parties shall furnish in writing to the other party from time to time in accordance with this Section 17.

          18.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

          19.      Non-Mitigation. The Employee shall not be required to mitigate damages or seek other employment in order to receive compensation or benefits under Section 6 of this Agreement; nor shall the amount of any benefit or payment provided for under Section 6 of this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer.

          20.      Arbitration. (a) The Employee and the Company agree that if a dispute arises concerning or relating to the Employee’s employment with the Company, or the termination of the Employee’s employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association in effect at the time such dispute arises. The arbitration shall take place in New York, New York, and both the Employee and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with the American Arbitration Association rules and procedures. Except as provided for below, the Employee and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from the Employee’s employment with the Company or his termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law.

          (b)     The Company and the Employee agree that the sole dispute that is excepted from Section 20(a) is an action seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 8 and 9 of this Agreement, which action may be brought in addition to, or in place of, an arbitration proceeding in accordance with Section 20(a).

          21.      Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          22.      Employee’s Representations. The Employee hereby represents and warrants to the Company that he is not now under any contractual or other obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair the Employee’s performance of his obligations under this Agreement.

          23.     Complete Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the Employee’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements, representations and statements, whether written or oral, express or implied, pertaining in any manner to the employment of the Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ John H. L. Schultz
John H. L. Schultz
Senior Vice President
Human Resources

/s/ James J. Rhyu
James J. Rhyu